Exhibit 10(vii)

AMENDMENT NO. 1

NUCOR CORPORATION

SENIOR OFFICERS LONG-TERM INCENTIVE PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Nucor Corporation Senior Officers Long-Term Incentive Plan (the “Plan”) is adopted as of the 13th day of December, 2019, by NUCOR CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company maintains the Plan as a supplement to the to provide incentive compensation to senior officers of the Company.  The Company desires to amend the Plan to (i) allow participants to elect a form of payment for performance awards deferred in 2020 and later years that is different from the form of payment previously elected for performance awards deferred prior to 2020 and (ii) provide for the satisfaction of any withholding taxes applicable to the payment of deferred performance awards through the withholding of a portion of the shares included in the payment.

NOW, THEREFORE, the Company does hereby declare that the Plan is hereby amended effective as of the date hereof as follows:

1.Section 2.7 of the Plan is deleted in its entirety and replaced with the following:

“2.7Deferral Account.  Deferral Account means the individual bookkeeping account maintained by the Company for an Eligible Employee to record the deferral of the Eligible Employee’s Restricted Stock Performance Awards and any restricted stock awards previously deferred under the substantially similar provisions of the predecessors to this Plan.”

2.Section 3.3(e) of the Plan is deleted in its entirely and replaced with the following:

“(e)Payment of Deferral Accounts.  Subject to Section 6.6, the vested portion of an Eligible Employee’s Deferral Account shall be paid to the Eligible Employee no earlier than fifteen (15) days and no later than ninety (90) days after the Eligible Employee’s Separation from Service.  The form of payment shall be one share of the Company’s common stock for each common stock unit and cash for any fractional unit credited to the vested portion of the Deferral Account.

In accordance with procedures established by the Committee, but in no event later than the date an Eligible Employee enters into his or her first Deferral Agreement with the Company under the Plan, the Eligible Employee may elect a single sum payment of the Eligible Employee’s Deferral Account or payment in installments over a term certain of not more than five (5) years.  In the event an Eligible Employee fails to make a valid method of payment election, the Eligible Employee shall be deemed to have elected payment of the Eligible Employee’s Deferral Account in a single sum payment of shares of Company common stock and cash for any fractional unit credited to the vested portion of the Deferral Account.  Subject to the immediately succeeding paragraph, an Eligible Employee’s method of payment election shall be irrevocable and remain in effect for all common stock units credited to the Eligible Employee’s Deferral Account in respect of Restricted Stock Performance Awards for all Performance Periods beginning after the date the election is made.

Notwithstanding the immediately preceding paragraph, each Eligible Employee who made a method of payment election prior to January 1, 2019 may make a new payment election during the period beginning November 1, 2019 and ending December 31, 2019, and if an Eligible Employee makes a new payment election, the new payment election shall be irrevocable and remain in effect for all common stock units credited to the Eligible Employee’s Deferral Account in respect of Restricted Stock Performance Awards for all Performance Periods ending on and after December 31, 2020.”

3.Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized officer as of the day and year first above written.

NUCOR CORPORATION

By:	/s/ James D. Frias
Name:	James D. Frias
Title:	EVP, Treasurer and Chief Financial Officer